WithumSmith+Brown, PC

Certified Public Accountants and Consultants

www.withum.com

1411 Broadway, 9th Floor
New York, NY 10018  USA
212 751 9100 . fax 212 750 3262

Additional Offices in New Jersey,

New York, Pennsylvania, Maryland,

Florida, and Colorado.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated April 20, 2012, for the MP63 Fund (the “Fund”) and to all references to our firm included in or made a part of this Post Effective Amendment No. 15 under the Securities Act of 1933 and Post-Effective Amendment No. 16 under the Investment Company Act of 1940 to MP63 Fund’ Registration Statement on Form N-1A, including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”  in the Statement of Additional Information of the Fund.

/s/ WithumSmith+Brown, PC

New York, NY

June 28, 2012